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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.          )*
                                           ----------

                                NEOPHARM INC.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 640919 10 6
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 10 Pages



SEC 1745 (2-95)

CUSIP NO. 640919 10 6                13G             PAGE  2   OF  10   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   John N. Kapoor
   ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /X/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   1,796,628 (see items 4 and 6)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         300,000 (see items 4 and 6)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           1,796,628 (see items 4 and 6)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   300,000 (see items 4 and 6)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,096,628
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Yes (see item 6)
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        25.78%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------
                    * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 640919 10 6                13G             PAGE  3   OF 10   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   John N. Kapoor Trust dtd. 9/20/89

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /X/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   1,509,624 (see items 4 and 6)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           1,590,624 (see items 4 and 6)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,509,624
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Yes (see item 6)
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.57%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

        00
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 640919 10 6                13G             PAGE  4   OF  10   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Editha Kapoor
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /X/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   1,865,082 (see items 4 and 6)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         300,000 (see items 4 and 6)
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           1,865,082 (see items 4 and 6)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   300,000 (see items 4 and 6)
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,165,082
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Yes (see item 6)
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        26.62%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 640919 10 6                13G             PAGE  5   OF  10   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   John N. Kapoor  1994-A Annuity Trust
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /X/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   1,554,234 (see items 4 and 6)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           1,554,234 (see items 4 and 6)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,554,234
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Yes (see item 6)
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        19.12%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

        00
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO. 640919 10 6


1. ISSUER.

   a. Name of Issuer:  NeoPharm, Inc.

   b. Address of Issuer's Principal Executive Offices:

      225 East Deerpath Road
      Suite 250
      Lake Forest, Illinois 60045


2. IDENTITY AND BACKGROUND.

   a. Name of Person Filing:

      (i)     John N. Kapoor ("JNK");

      (ii)    John N. Kapoor Trust dated 9/20/89 (the "Trust");

      (iii)  Editha Kapoor (JNK's spouse) ("EK"); and

      (iv)    John N. Kapoor 1994-A Annuity Trust (the "Annuity Trust").

  b.  Address of Principal Business Office:

      The address of each of the reporting persons is 225 East Deerpath Road, Suite 250, Lake Forest, Illinois 60045.

  c.  Citizenship:

      Each of JNK and EK are citizens of the United States and the Trust and the Annuity Trust are organized under the laws of the State of Illinois.

  d.  Title of Class of Securities:

      This report relates to the common stock of the Company, par value $0.0002145 per share.

  e.  CUSIP No.: 640919 10 6

3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS:

      Not Applicable.



                              Page 6 of 10 pages

4. OWNERSHIP:

   a.       Amount beneficially owned:

      (i)   JNK beneficially owns 2,096,628 shares

      (ii)  The Trust beneficially owns: 1,509,624 shares

      (iii) EK beneficially owns 2,165,082 shares

      (iv)  The Annuity Trust beneficially owns 1,554,234 shares

   b. Percent of class:

      (i)   JNK's beneficial ownership represents 25.78%

      (ii)  The Trust's beneficial ownership represents 18.57%

      (iii) EK's beneficial ownership represents 26.62%

      (iv)  The Annuity Trust beneficially owns 19.12%

   c. Number of shares as to which such person has:

      1. JNK:

      (i)    Sole Voting Power:  1,796,628

     (ii)    Shared Voting Power:  300,000

    (iii)    Sole Dispositive Power:  1,796,628

     (iv)    Shared Dispositive Power:  300,000

      2.  The Trust:

      (i)    Sole Voting Power:  1,509,624

     (ii)    Shared Voting Power:  0

    (iii)    Sole Dispositive Power:  1,509,624

     (iv)    Shared Dispositive Power:  0

      3.  EK:

      (i)   Sole Voting Power:  1,865,082

     (ii)   Shared Voting Power:  300,000

    (iii)   Sole Dispositive Power:  1,865,082




                              Page 7 of 10 pages

     (iv)   Shared Dispositive Power:  300,000

     4.   The Annuity Trust:

      (i)   Sole Voting Power:  1,554,234

     (ii)   Shared Voting Power:  0

    (iii)   Sole Dispositive Power:  1,554,234

     (iv)   Shared Dispositive Power:  0

5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

   Not Applicable

6. OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON:

  JNK and EK are husband and wife. JNK is the sole trustee and sole beneficiary of the Trust. JNK has a 15 year annuity interest in income from the Annuity Trust. EK is the sole trustee of the Annuity Trust and also serves as the sole trustee of the Olivia Jane Kapoor Trust dated 12/20/90 which holds 77,712 Shares, the Jonathan Nath Kapoor Trust dated 12/20/90 which owns 77,712 Shares, the Jules Alexander Kapoor Trust dated 12/20/90 which owns 77,712 Shares and the Christina Grace Kapoor Trust dated 12/10/90 which owns 77,712 Shares (the "Childrens' Trusts). The beneficiaries of the Childrens' Trusts are the children of JNK and EK and each of such children resides in their home. JNK and EK are also co-trustees of the John N. Kapoor Charitable Trust (the "Charitable Trust") which owns 300,000 Shares.

  In addition, JNK holds 143,502 Warrants of the Issuer which are exercisable within 60 days and entitle the holder to purchase 287,004 shares (the "Warrant Shares").

  JNK disclaims ownership of the Shares held in the Annuity Trust, the Charitable Trust and the Childrens' Trusts. The Trust disclaims ownership of the Shares beneficially owned by JNK, EK, the Annuity Trust, the Childrens' Trusts, the Charitable Trust and the Warrant Shares. EK disclaims ownership of the Shares beneficially owned by JNK, the Trust, the Annuity Trust, the Childrens' Trusts, the Charitable Trust and the Warrant Shares. The Annuity Trust disclaims ownership of the Shares beneficially owned by JNK, EK, the Trust, the Childrens' Trusts, the Charitable Trust and the Warrant Shares.

7. IDENTIFICATION AND CLASSIFICATION OF A SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORT ON BY THE PARENT HOLDING COMPANY:

   Not Applicable



                              Page 8 of 10 pages

8.   IDENTIFICATION OF MEMBERS OF THE GROUP:

     See Exhibit A.

9.   NOTICE OF DISSOLUTION OF GROUP:

     Not Applicable

10.  CERTIFICATE:

     Not Applicable


                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997                          /s/ John N. Kapoor
                                           -----------------------------------
                                           John N. Kapoor


February 11, 1997                          John N. Kapoor Trust dated 9/20/89

                                           By: s/ John N. Kapoor, Trustee
                                           -----------------------------------
                                           John N. Kapoor, Trustee


February 11, 1997                          /s/ Editha Kapoor
                                           -----------------------------------
                                           Editha Kapoor


February 11, 1997                          John N. Kapoor 1994-A Annuity Trust
                                           -----------------------------------


                                       By: /s/ Editha Kapoor, Trustee
                                           ------------------------------
                                           Editha Kapoor, Trustee


                              Page 9 of 10 pages

                                   EXHIBIT A

                     IDENTIFICATION OF MEMBERS OF THE GROUP


   John N. Kapoor

   John N. Kapoor Trust dtd. 9/20/89

   Editha Kapoor

   John N. Kapoor 1994-A Annuity Trust



                             Page 10 of 10 pages